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                                                                     EXHIBIT 11

                      BRUSH WELLMAN INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS







                                              1996            1995        1994
                                           ----------    ----------    ---------
Primary:

  Average shares outstanding               15,975,337    16,198,575    16,102,350

  Dillutive stock options based
           on the treasury stock method
           using the higher of average
           or closing market price            172,357       206,360        80,484
                                          -----------   -----------   -----------
                         TOTALS            16,147,694    16,404,935    16,182,834
                                          ===========   ===========   ===========

  Net Income                              $24,491,000   $20,689,000   $18,550,000

  Per share amount                        $      1.52   $      1.26   $      1.15
                                          ===========   ===========   ===========



Fully diluted:
  Average shares outstanding               15,975,337    16,198,575    16,102,350

  Dillutive stock options based
           on the treasury stock method
           using the highest of average
           or closing market price            172,894       209,978       140,983
                                          -----------   -----------   -----------
                         TOTALS            16,148,231    16,408,553    16,243,333
                                          ===========   ===========   ===========

  Net Income                              $24,491,000   $20,689,000   $18,550,000

  Per share amount                        $      1.52   $      1.26   $      1.14
                                          ===========   ===========   ===========

